Purchase Agreement

This contract for sale and purchase hereinafter referred to as "Contract" or "Agreement” is executed this 8th day of April, 2011, by and between, Fuel Emulsions International LLC. (FEI) 5201 Blue Lagoon Drive Suite 841, Miami FL 33126 USA and Energy Associates Americas LLC at 4924 SW 166 Av Miramar FL, 33027, hereinafter referred to as “Seller", with Empresas (EPC) (Energy Partners Chile Generadora de Energía LTDA.  Represented by Mr. Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile hereinafter referred to as "Buyer" and Ecolocap Solutions Inc. (ECOS) 1250 South Grove Avenue, Barrington, Illinois hereinafter referred to as the “Manufacturer”.

WITNESSETH:

WHEREAS, Seller is the Distributor of property, NPU-10 more particularly described in Exhibit "A" attached hereto and made a part hereof, hereinafter referred to as the "Property"; and WHEREAS, Buyer desires to purchase from Distributor said property and Seller desires to sell said property to Buyer;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the "Property" upon the following terms and conditions.

1.  TECHNOLOGY TESTING PERIOD AND COMMITMENT TO NEGOTIATE FOR THE PURCHASE OF 3 NPU-60  AS PER CONDITION SET FORTH IN EXHIBITS “D” and ”B”.  Manufacturer agrees to allow for the testing of the NPU-10 Emulsion fuel technology known as “M-Fuel” under the conditions set forth in Exhibit “A”.  Upon successful testing and terms being met in Exhibit “A” the Buyer shall commence with the purchase from the Seller as outlined in Exhibit “D”.

2.  PURCHASE PRICE AND METHOD OF PAYMENT.  Buyer shall pay and Seller shall accept the purchase price for the property in the manner of payment therefore set forth in Exhibit "A" attached hereto and made a part hereof.

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto, all of which shall survive closing.

4.  EXPENSES.  Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

5.  GENERAL.
a.
Survival of Representations and Warranties.  Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date.  Except as set forth in this Agreement, the exhibits hereto or in the documents delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b.
Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, or to such other address as such party shall have specified by notice in writing to the other party.

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c.	Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

d.
Governing Law.  This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Dade County, State of Florida.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

e.
Conditions Precedent.  The Conditions Precedent to the enforceability of this Agreement are outlined more fully in Exhibit "E", attached hereto and made a part hereof.  In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

f.
Captions.  The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

g.
Typewritten or Handwritten Provisions.  Hand-written provisions inserted in this contract and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

h.	Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

i.
Successors and Assigns.  Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.  Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

j.
Contractual Procedures.  Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

k.
Extraordinary Remedies.  To the extent cognizable at law, the parties hereto, in the event of breach and in addition to any and all other remedies available thereto, may obtain injunctive relief, regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

6.  AMENDMENTS OR ADDENDA.  All amendments, addenda, modifications, or changes to this contract are shown on Exhibit "F", attached hereto and made a part hereof.

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7.  INITIALS AND EXHIBITS.  This contract shall not be valid and enforceable unless it is properly executed by Buyer, Seller and Manufacturer and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.

Signed, sealed and delivered in the presence of:

SELLER:
Fuel Emulsions International LLC (FEI) 5201 Blue Lagoon Drive Suite 841, Miami, Florida 33126 USA and Energy Associates Americas LLC (EAA) 4924 SW 166 Av Miramar Fl.33027.
Hereinafter referred to as “Seller”.

BY:   PHILLIP BROWN                                                                                        BY:    ALFONSO GARCIA
         Phillip Brown                                                                                                            Alfonso Garcia

Witness:
Witness:

BUYER:
Empresas EPC (Energy Partners Chile Generadora de Energía LTDA.  Represented by Mr, Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile "Buyer".

BY:     RODRIGO CIENFUEGOS
Name: Mr. Rodrigo Cienfuegos
Name:

Witness:
Witness:

Manufacturer:
Ecolocap Solutions Inc. (ECOS) 1250 S. Grove Avenue, Barrington, Illinois, 60010 USA hereinafter referred to as "Manufacturer".

BY:     ROBERT M. EGGER JR.
Name: Mr. Robert M. Egger Jr.
Chief Operation Officer

Witness:
Witness:

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EXHIBIT "A"
EQUIPMENT PURCHASE AND TECHNOLOGY TESTING CONFIRMATION

Section 1: Terms and Conditions of Testing

a.
The Manufacturer will provide one NPU-10 fuel processing unit for the purpose of testing their unique fuel “M-Fuel” in the Buyers power generation diesel engines, the machine is being offered at a subsidized price of sixty (60%) of normal selling price to facilitate the testing, should Buyer decide to exercise his option to purchase this machine “Buyer” will be invoiced for the difference.

b.	The Buyer will supply a “Letter of Credit” for $250,000 as a security deposit from an accredited financial institution to be released under the following terms:
i.	90% or $225,000 to be release FOB Seoul, Korea at the time the equipment is turned over to the freight forwarder or shipping agent.
ii.	10% or $25,000 at the time the equipment is successfully received and installed at customers designated premise.
iii.	Remainder of costs associated to testing will be borne by Buyer and must be provided to Manufacturer at the time of execution of purchase agreement.

c.	In the event the equipment does not perform as stated in Section “3” Task 4 the manufacturer agrees to refund $250,000.
d.
In the event the equipment performs as stated in section “3” Task 4 the Buyer will apply the $250,000 security deposit towards their initial down payment on a larger NPU system or towards the final purchase of the NPU-10.

e.	In the event that the test is not successful as per parameter then Manufacture agree to refund EPC for its cost incurred in the testing.

Section 2: Corporate Guarantee

For the purposes of testing the NPU-10 by Empresas EPC (Energy Partners Chile Generadora de Energía LTDA. represented by Mr. Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile.
Ecolocap Solutions Inc. at1250 S. Grove Avenue, Barrington, Illinois, 60010 USA represented by its corporate officers, with full corporate responsibility, guarantees that the M-Fuel (emulsified fuel) will be fully compatible to be used with the power generation equipment described in Appendix A in the sense that the performance expected by using M-Fuel as main fuel of the equipment will be equivalent or superior to the performance that is currently achieved by using 100% diesel fuel. Performance as defined in and subject to, the Contract between the parties that will include technical and economical performances of the machine and additive among other considerations.

If the power generation equipment fails to perform using the M-Fuel as stated in the Contract, and after EPC Chile Ltd. officially informs Ecolocap Solutions Inc. about that matter, Ecolocap Solutions Inc., upon the notification of the NPU-10 non-performance and simultaneously against the presentation of the B/L´s stating that the NPU-10  will be returned to Ecolocap, it will refund in full to Empresas EPC (Energy Partners Chile Generadora de Energía LTDA. represented by Mr. Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile the sum of $250,000 (Two Hundred and Fifty Thousand Dollars). Plus actual cost incurred in performing the test, This refund must be deposit before repatriation.

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Section 3: Test Procedures

Demonstration and Purchase of KMBT NPU-10 Nano Processing Emulsion Equipment
Background:
K-MBT/Ecolocap has developed a state of the Art technology called Nano Processing unit that is able to Emulsify Water and Diesel with addition of an Additive with the resultant fuel being better than the former, more cost effective, less emission, Fuel Emulsions International and EAA have identified a client Empresas EPC (Energy Partners Chile Generadora de Energía LTDA.  Represented by Mr. Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile. That would like to have the technology demonstrated at their facility in Chile subsequent to which if technology is so proven would like to purchase several machines.
Objective:
The objective of Phase 1 of this project is to prove the technology by using the machine to produce the emulsified fuel and running into its existing Power plant located in Degan, Chile in the Southern part of the country for the purposes of later purchasing several (Up to twenty six) new Nano Processing units. Phase 1 of this project will be used to cover the expenses associated with deposit on the test NPU-10, organization of the equipment demonstration, the costs associated with Freight, Additive and the other associated costs such as personnel time required to Install, demonstrate and train Client, necessary to prove effectiveness of that they desire to purchase in Phase 2 of the project.

Evaluation Plan:
The success of this project will be established when the company will have demonstrated the equipment running successfully for 30 to 45 days and achieving the parameters set forth in this document in their facilities. (See Test Parameters below)
Benefits:
This project has three significant benefits.
1. The first benefit of this project will be to decrease the energy production cost for EPC group through the use of emulsion fuel technology known as M-Fuel.

2. The second benefit is that there will be formal demonstrations of the equipment to each of the major fuel users in the Exclusive Territory of Chile and clients from all over the world will be able to see in one location at the same time via Live Streaming internet feed.  For this purpose the Buyer will becomes a sub-distributor of Fuel Emulsions International LLC and Energy Associates Americas LLC as its Distributor Representative, plus any and all prospective.

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3. The third benefit of this project, will be that EPC/Ecolocap,/ FEI/EAAA will be able to produce and test other Fuels such as HFO into Gas Turbines and medium speed reciprocating Engines, these Data will be invaluable for future sales.

Research Results:
The outcome of this research project will be documented in the form of a final report. The final report will summarize the equipment performance in fuel Consumption, Efficiency, and Emission Reduction, All activities at EPC’s site will be performed with the complete involvement and participation of EPC’s Employees for the purpose of learning the process and operation of the machine.  All parties will prepare a document stating the procedures and step associated to the daily testing requirements.
Ecolocap Team: (K-MBT is paying for their CEO and Director airfare to Chile)
1. Robert M. Egger Jr., COO, Ecolocap Solutions Inc.

2. Mr. YY Kwak, CEO, K-MBT

3. Mr. Dae Kim, General Managing Director, K-MBT

4. Mr. Gyeong Lee, Electrical Engineer, K-MBT

5. Mr. Mu Sohn, Mechanical Engineer, K-MBT (additive specialist)

6. Mr. Song An, Production Engineer, K-MBT

The K-MBT team is consisting of our three principal engineers and two executive officers.  They will work together with ECP’s personnel to answer all questions and demonstrate all the functions of the NPU-series machines.  They will also be available to advise and perform all heavy fuel oil testing.
The team consisting of the following will be responsible to prepare the following reports:
· Daily Progress Reports

· Weekly reports

· Draft Final Report

· 3 Copies and a Microsoft Word Version and Adobe PDF

· Final Report  5 Copies and a Microsoft Word Version and Adobe PDF

Implementation:
The implementation of this test and the expected success of the same should lead to the negotiation and the successful procurement of at least three initial NPU-60 with subsequent orders to fill needs up to twenty six (26) NPU-60 Systems.

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Work Plan:
Upon satisfactory demonstration of equipment on or before day 45 client will order three NPU-60 systems.  This is subject to negotiation of final purchase agreement.
Task 1 – Equipment Demonstration and testing Period.
An equipment demonstration will be scheduled based upon the equipment identified in Task 1. The demonstration will be conducted at EPC Power Plant in Degan, Chile. The equipment demonstration is anticipated to require 30-45 days. The first three days will be for the equipment manufacturers to Install demonstrate and train the Power Plant owners in the use of their equipment and to make short formal presentations about the merits of their equipment. All of the major Participants, KMBT/ Ecolocap, FEI will be invited to participate in the demonstration.
Task 2 – Survey of Company’s equipment needs
The research team will formally survey so as to determine how many and what types of equipment they would recommend as part of this project. This information will be tabulated and distributed to the Client.  The Team will be asked to visit other existing Power Plant of Client to identify any specific requirements they would like to see included such as extended warranties, on-site service, etc. These specific requests/requirements will be circulated among the participants to determine if there is concurrence with including these items in the equipment requirements.   Additional requests /requirements will be conveyed to equipment manufacturer in advance of the demonstration so they can address them.
The preceding days will be used to formally begin the performance test,
Task 3 – Final Report
The team will produce a final report that summarizes the equipment Performance and will be delivered to FEI for further delivery to its client EPC.
Task 4 – Testing Parameters
Project Duration:
It is anticipated that this project will require 30-45 Days to complete – assuming an April 23rd start date.
Test Parameters
M-Fuel will be tested in reference to the following three parameters:

· Fuel Consumption shall be consistent to the volume of fuel being utilized in their current applications.

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· Efficiency shall be as close to 100%, but not less than 97% or more than 107% of preprocessed diesel.
· Emissions reduction should be consistent to at least a water and fuel ratios with a 98% reduction in particulate matter.

Project Purchase & Conditions
Letter of Credit for security deposit of $250,000 for NPU-10 processing unit.
Freight: For Machine
Machine: NPU-10 weight:  3,000 KG  (4250mm Lx 2200 mm W x 2900 mm H)
At $6.90 per kg $20,700.00 Delivered Airport Chile.
Freight: For Additive
Additive   : 6,000 KG (1,800 Gallons) for 30 days usage    (200KG per day x 30 days) to be shipped as follows
By Airfreight:  2,000KG 600 Gallons) for 10 days usage   (200KG per day X 10 days)
At $6.90 per kg = $13,800.00 Delivered Airport Chile.
By Ship:4,000 KG (1,200 Gallons ) for 20 days usage (200KG per day x 20 days)
At $1.25 per Kg = $5,000.00 Delivered Port Chile.
Additive Cost: 1,800 Gallons for 30 days usage    (200KG per day x 30 days)                    $22,500.00
Commissioning Costs:

Travel/ Hotel/ Transportation/ Food

$15,000.00
Total: $78,600.00

   Customer to provide
·	Power: 220V, 3PH, 60HZ, Amps: 220, 60KWH (FEI to provide)
·	Diesel: 2,100 Gallons Daily
·	Water Supply: 900 Gallons Daily
·	Level indoors surface to install Machine: (4550mm Lx 2500 mm W x 2900 mm H) with at least five feet clearance around the machine.
·	Tank for holding Additive: 60 Gallons Daily x 30 days =1800 gallons
·	Water Connection: 25A (Please see floor plan drawing)
·	Additive Connection: 25A (Please see floor plan drawing
·	Diesel Connection: 25A (Please see floor plan drawing)
·	Fuel Discharge Connection: 50A (Please see floor plan drawing)

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·	Holding Tank for Processed Fuel: minimum 6000 Gallons
·	Air Compressor: 25A (Please see floor plan drawing)
       25A (Inside diameter: 25mm, external diameter: 34mm)
We need metric thread type (thread size in mm)
50A (Inside diameter: 50mm, external diameter: 60mm.

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EXHIBIT "B" ( Within five (5) Business days or sooner after the successful conclusion of test should buyer desire to proceed with the Purchase then buyer should sign Exhibit “G” (Election to proceed) at that time.

PROPERTY DESCRIPTION

1. Buyer will purchase: 3 NPU-60 Processing Machines

Cost: $850,000.00 per unit (including Freight to Chile)

Total Cost: 2,550,000.00 (3 - NPU-60)

2. 60 Day supply of additive per NPU-60:

NPU-60 Tons/day
Additive Price: $12.50 Per Gallon M-Fuel Produced (full capacity)
360 Gallons X $12.50= $4,500.00 /day/machine
60 Days x $4,500.00 x 3 Units = $810,000.00
A toll service of $.20 per processed will be charged payable net 30 days.
Additive to be paid FOB Korea
PS: In no case will the cost of additive needed to process each gallon be more than $.25

3.   Installation & Commissioning
      Cost: Refer to “Site Preparation Document”

4.   Delivery – Machine/Additive Container
     Cost:” Included”

5.   Total price: $3,360,000.

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EXHIBIT "C"
LIMITED WARRANTY

WARRANTY

ECOS warrants the NPU System to be free from defects in material and workmanship, One Year on Labor and Parts for a Period of Five Years from the original date of Purchase, If you discover a defect in the product covered by this Limited Warranty, we will repair, at our option, or replace the defective part(s) using new or refurbished components.  This limited warranty is limited to one year for labor and five years for parts.
Emulsion Guarantee: We guarantee that as long as the ratios as recommended by Ecolocap are followed the fuel that will be produced will meet your requirements as needed by Buyer.

Service and Parts availability: Fuel Emulsion International as Your Distributor will have a Factory Trained Technician in Chile to respond to all service requests, Fuel Emulsions International will also maintain an inventory of Spare Parts needed to service Machines in Chile.(To include Nanomizer and Control Panel)
Buyer will be provided with a list of recommended spare parts that should be kept in Inventory at all times.(Most Parts are off the Shelf Parts)

EXCLUSIONS

This limited warranty covers defects in manufacturing discovered while using the product only as recommended by the manufacturer.  This warranty does not cover loss or theft, nor does its coverage extend to damage by misuse, abuse, unauthorized modification, improper storage conditions, lightening, non-authorized additive, acts of war, or natural disasters.

LIMITS OF LIABILITY

Should the product(s) fail, your sole resource shall be repair or replacement, as described in the preceding paragraphs.  We will not be held liable to you or any other party for any damages that result from the failure of this product unless specified in our sales agreement. Damages excluded include, but are not limited to, the following;  Loss of profits, loss of savings, loss data, damage to other equipment and incidental or consequential damages arising from the use, or inability to use this product.  In no event will ECOS or its affiliates be liable for more than the amount of the purchase price, not to exceed the current list price of the product, the user accepts all terms described herein.

HOW TO OBTAIN SERVICE UNDER THIS WARRANTY

Contact us using one of the following methods:

Fuel Emulsions International LLC
5201 Blue Lagoon Drive Suite 841,
Miami FL 33126

REQUIREMENTS

Return shipping costs to be paid for by ECOS or its affiliates.  The cost of shipping to the manufacturer, or authorized agent repair center or payment of any custom clearance fees or duties are the responsibility of the user.

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EXHIBIT "D" (Basic Terms subject to final negotiation)

AMOUNT AND PAYMENT OF PURCHASE PRICE

a. CONSIDERATION As total consideration for the purchase and sale of the property, the Buyer shall pay to the Seller the sum of (A), such total consideration to be referred to in this Agreement as the "Purchase Price".  (Subject to final negotiation)

Buyer agrees to purchase under these conditions below:

Proposal A: $3,360,000.00

$2,016,000.00 60% -with signed Purchase Agreement (Subject to final negotiation)

$1,008.000.00 30% - with Bill of Lading (Subject to final negotiation)

$336,000.00 10% - with Delivery & Commissioning (Subject to final negotiation)

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EXHIBIT "E"
CONDITIONS PRECENDENT

1.	Upon execution of this agreement by Seller, Buyer and Manufacturer and final acceptance the Seller will provide to the Manufacturer an acceptable Letter of Credit within 7 business days.
2.	Freight Charges are as per actual charged by the Airline, should there be any changes freight charges will be adjusted accordingly.

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EXHIBIT "F"
AMMENDMENTS OR ADDENDA

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Exhibit G
ELECTION TO PROCEED NOTICE

Fuel Emulsions International                                  Energy Associates Americas LLC (EAA) 5201 Blue Lagoon Drive, Suite 841                       4924 SW 166 Av Miramar Fl.33027
Miami FL 33126

Reference is hereby made to that certain Purchase Agreement (the “Agreement”), dated April 8, 2011, by and between Fuel Emulsions International LLC. (FEI) 5201 Blue Lagoon Drive Suite 841, Miami FL 33126 USA, hereinafter referred to as “Seller", and Empresas (EPC) (Energy Partners Chile Generadora de Energía LTDA.  Represented by Mr. Rodrigo Cienfuegos Av Salvador 281 Providencia Santiago Chile "Buyer". Capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

Buyer hereby unconditionally and irrevocable elects to exercise their option to proceed pursuant to the terms of the Purchase Agreement.

 Empresas EPC (Energy Partners Chile Generadora de Energía LTDA.  Represented by Mr. Rodrigo Cienfuegos, Av Salvador 281 Providencia Santiago Chile and  "Buyer".

BY:
Name: Mr. Rodrigo Cienfuegos
Date:

Witness:

Witness:

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